Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of AirMedia Group Inc., its subsidiaries, its variable interest entities (the “VIE”) and VIE’s subsidiaries (collectively, the “Group”), and the related financial statement schedule included in Schedule I, and the effectiveness of the Group’s internal control over financial reporting dated April 30, 2012, appearing in the Annual Report on Form 20-F of AirMedia Group Inc. for the year ended December 31, 2011.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
August 21, 2012